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                         [PRECISION SYSTEMS LETTERHEAD]


                                                          FOR IMMEDIATE RELEASE

CONTACT:   PRECISION SYSTEMS, INC.
           Steve Grant, Chief Financial Officer
           813.572.9300, ext. 3174


                      PRECISION SYSTEMS ANNOUNCES PLANNED
                             MANAGEMENT TRANSITION

        Russ PIllar to Resign as President and Chief Executive Officer;
                   Search Committee Formed to Find Successor

        St. Petersburg, Florida (September 18, 1996) -- Precision Systems, Inc. (NASDAQ-PSYS, BOS-PNS) announced today that Russell I. Pillar, its President and Chief Executive Officer, has declared his intention to resign from the Company. A search committee has been formed to find a successor, and has asked Mr. Pillar to remain in his posts until a replacement can be found.

        "I have put everything I have into Precision Systems since my appointment as Chief Executive Officer almost three years ago," said Mr. Pillar. "In that time, we've established and consolidated a leadership position in the global enhanced services market." "The time seems right to make room for a new management team to take this fine company to its next level of success and growth," he continued. "I leave Precision Systems proud of what my team and I have accomplished, and excited about its prospects."

        "I, along with many others in the telecommunications and investment communities, credit Russ Pillar with providing the leadership and energy that have enabled Precision Systems to get to the market with the right product at the right time," said Richard T. Liebhaber, Precision Systems' Chairman. "He and his colleagues have executed product, partner, and distribution strategies which have resulted in a company positioned to take advantage of the explosive growth and change taking place in both the wired and wireless communications markets worldwide. They have much to be proud of and Russ has contributed substantially to that record. We are all going to miss him."

        Precision Systems provides solutions which simplify and personalize communications. The Company's suite of software-based products are used by global wireless, wireline, and private network providers to deploy a wide range of voice, data, and video-based enhanced services in more than 600 installations in 35 countries. Headquartered in St. Petersburg, Florida, Precision Systems has sales and support offices in 15 countries worldwide.

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